Term Sheet No. A9 To the Prospectus dated March 29, 2007, Prospectus Supplement dated March 24, 2008 and Product Supplement No. 2A dated December 19, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14 January 8, 2009

Credit Suisse

Credit Suisse $ Accelerated Return Equity Securities Linked to the Credit Suisse Fortinbras USD Excess Return Three Factor Model Index due January 30, 2012

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of the Credit Suisse Fortinbras USD Excess Return Three Factor Model Index. Investors should be willing to forgo interest payments and, if the Index declines, be willing to lose up to 100% of their investment.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing January 30, 2012†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about January 23, 2009 (the "Trade Date") and are expected to settle on or about January 30, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Index:	The Credit Suisse Fortinbras USD Excess Return Three Factor Model Index (the "Reference Index" or "Index"). For more information on the Reference Index, see "Credit Suisse Fortinbras USD Excess Return Three Factor Model Index" below.
Participation Rate:	200%
Redemption Amount:	You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Index Return, calculated as set forth below.
Index Return:	• If the Final Level is greater than the Initial Level, the Index Return will be calculated as follows:

Participation Rate ×	Final Level – Initial Level Initial Level

• If the Final Level is equal to the Initial Level, the Index Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
• If the Final Level is less than the Initial Level, the Index Return will be calculated as follows:
Final Level – Initial Level Initial Level
If the Final Level is less than the Initial Level, the Index Return will be negative and you will receive less than the principal amount of your securities at maturity, and you may lose your entire investment.
Initial Level:	The closing level of the Reference Index on the Index Business Day (as defined under "Credit Suisse Fortinbras USD Excess Return Three Factor Model Index" below) immediately following the Trade Date.
Final Level:	The closing level of the Reference Index on the Valuation Date.
Valuation Date†:	January 23, 2012
Maturity Date†:	January 30, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EFE9

†    Subject to postponement in the event of a Market Disruption Event as described under "Market Disruption Events" below.

††    A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Risk Factors" beginning on page PS-3 of the accompanying product supplement and "Selected Risk Considerations" beginning on page 4 of this term sheet.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer

Per security	$1,000	$20	$980

Total	$	$	$

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

January 8, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008 and the product supplement dated December 19, 2008, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Prospectus dated March 29, 2007:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

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  Prospectus supplement dated March 24, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

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  Product supplement no. 2A dated December 19, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013292/a2189805z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement and "Selected Risk Considerations" in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance for the Index from +100% to -100% (the actual Index levels will be determined on the Trade Date and the Valuation Date). The "Leveraged Return" in the table below is the percentage change in Index level multiplied by the Participation Rate. The hypothetical Redemption Amounts set forth below assume an Initial Level of 145 and a Participation Rate of 200%. The hypothetical Redemption Amounts set forth in the table and examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Index Level	Leveraged Return	Redemption Amount
290.00	100.00%	200.00%	$3,000.00
253.75	75.00%	150.00%	$2,500.00
217.50	50.00%	100.00%	$2,000.00
203.00	40.00%	80.00%	$1,800.00
188.50	30.00%	60.00%	$1,600.00
174.00	20.00%	40.00%	$1,400.00
166.75	15.00%	30.00%	$1,300.00
159.50	10.00%	20.00%	$1,200.00
155.88	7.50%	15.00%	$1,150.00
152.25	5.00%	10.00%	$1,100.00
148.63	2.50%	5.00%	$1,050.00
146.45	1.00%	2.00%	$1,020.00
145.00	0.00%	0.00%	$1,000.00
137.75	-5.00%	-5.00%	$950.00
130.50	-10.00%	-10.00%	$900.00
123.25	-15.00%	-15.00%	$850.00
116.00	-20.00%	-20.00%	$800.00
101.50	-30.00%	-30.00%	$700.00
87.00	-40.00%	-40.00%	$600.00
72.50	-50.00%	-50.00%	$500.00
58.00	-60.00%	-60.00%	$400.00
43.50	-70.00%	-70.00%	$300.00
29.00	-80.00%	-80.00%	$200.00
14.50	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 174, an increase of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

  Index Return = 200% * [(174 – 145)/145] = 40%
  Redemption Amount = Principal * (1 + Index Return)
  Redemption Amount = $1,000 * 1.40
  Redemption Amount = $1,400

In this example, at maturity you will receive a Redemption Amount equal to $1,400 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Reference Index.

Example 2: The Final Level is 152.25, an increase of 5% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

  Index Return = 200% * [(152.25 - 145)/145] = 10%
  Redemption Amount = Principal * (1 + Index Return)
  Redemption Amount = $1,000 * 1.10
  Redemption Amount = $1,100

In this example, at maturity you will receive a Redemption Amount equal to $1,100 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Reference Index.

Example 3: The Final Level is 145, equal to the Initial Level. The determination of the Redemption Amount when the Final Level is equal to the Initial Level is as follows.

  Index Return = 0%
  Redemption Amount = Principal * (1 + Index Return)
  Redemption Amount = $1,000 * 1.00
  Redemption Amount = $1,000

In this example, at maturity you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 116, a decrease of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level is as follows:

  Index Return = [(116 – 145)/145] = -20%
  Redemption Amount = Principal * (1 + Index Return)
  Redemption Amount = $1,000 * 0.80
  Redemption Amount = $800

In this example, at maturity you will receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Level is less than the Initial Level and you will participate in any depreciation in the level of the Reference Index.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level.

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  THE INITIAL LEVEL WILL BE DETERMINED AFTER THE TRADE DATE OF THE SECURITIES — The Initial Level will be the closing level of the Index on the Index Business Day immediately following the Trade Date. As a result, the Initial Level for the Index will not be determined, and you will therefore not know the Initial Level, until after the Trade Date. If there is any increase in the closing level of the Index that results in the Initial Level being higher than the closing level of the Index on the Trade Date, this will establish a higher level that the Index must achieve for you to receive at maturity more than the principal amount of your notes.

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  LIMITED HISTORY OF THE INDEX — Publication of the Index began June 27, 2008. Therefore the Index has very limited performance history, and no actual investment that allowed a tracking of the performance of the Index was possible before such date.

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  HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE — The future performance of the Index cannot be predicted based on its historical performance. We cannot guarantee that the level of the Index will increase or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

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  THE INDEX IS SUBJECT TO STRATEGY RISK AND THE ISSUER PROVIDES NO ASSURANCE OF POSITIVE PERFORMANCE — The Index is based on the Credit Suisse Fortinbras Three Factor Model (the "Model") that seeks to benefit from changes in the term structure of interest rates, in particular, the level, slope and curvature of the yield curve, in a globally diversified manner. The Model generates signals to take long or short positions in 1-year, 2-year and 5-year interest rate swaps in the euro, U.S. Dollar, British pound and Swiss franc, totaling twelve positions altogether (each an "Underlying Swap" or "Index component"). The Model compares the current price of a market to the development of historical prices within a reference period. The Model will be long a market until a downward trend is identified and short a market until an upward trend is identified. The historical reference period is adjusted with the volatility of the underlying market. Generally, if the volatility of a market is higher the Model is more sensitive to changes, and if the volatility of a market is lower the Model is less sensitive. The Issuer provides no assurance that the strategy will be successful. In particular, in periods of high or low volatility but no general trend, Index performance is likely to be adversely affected. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to interest rate swap markets. The currencies underlying the interest rate swaps may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which could adversely affect the value of the securities.

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  THE INDEX CONTAINS AN EMBEDDED FIXED FEE — As described in more detail under "Credit Suisse Fortinbras USD Excess Return Three Factor Model Index" below, the Index contains an embedded fixed fee of 0.60% per annum, which applies regardless of the performance of the Index. The fixed fee is levied separately from any costs associated with the changing of long or short positions on the Underlying Swaps in response to signals generated by the Model. In calculating the closing level of the Index and the Redemption Amount, the fixed fee is built into such calculation and as a result, the closing level and the Redemption Amount will be less than the closing level and Redemption Amount if the fixed fee was not included.

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  GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The securities are linked to the performance of the Index, which is composed of multiple interest rate swap positions. Price movements in the various swap positions may not correlate with each other. Any gain in one position may be offset by a loss in another position. In addition, because of the 100% weighting of the Underlying Swaps for each currency, gains and losses in the Underlying Swaps are magnified. The performance of the Index will be based on the appreciation or depreciation of the Index as a whole. Therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in a Final Level equal to or less than the Initial Level and a negative return on the securities.

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  INTEREST RATE SWAP MARKETS MAY BE HIGHLY VOLATILE — Interest rate swap markets and interest rates more generally may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Interest rate risks include, but are not limited to, market volatility and potential interference by the U.S. or foreign governments through regulation of local markets. These factors may adversely affect the value of the Index and the value of your securities in varying ways, and different factors may cause the values of the Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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  CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the value of the Index and the value of your securities in varying ways, and different factors may cause the values of the Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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  LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency and interest rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency and interest rate markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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  AN INVESTMENT IN THE SECURITIES IS NOT THE SAME AS AN INVESTMENT IN THE UNDERLYING SWAPS — Investing in the securities is not the same as investing in any or all of the Underlying Swaps. Any return at maturity will be subject to the deduction of the fixed fee described above. In addition, the value of the Underlying Swaps is determined using the Credit Suisse Swap Indices (the "CS Swap Indices"), as described below in "Credit Suisse Fortinbras USD Excess Return Three Factor Model Index." The performances of the Underlying Swaps is dependent solely on the formulas used in calculating the CS Swap Indices and not on any other formulas that could be used for calculating swaps performances.

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  IF THE LIQUIDITY OF THE INDEX COMPONENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Interest rate swaps may be difficult to transact in, particularly during adverse market conditions. Reduced liquidity on the Valuation Date would likely have an adverse effect on the closing level of the Index, and therefore, on the return on your securities. Limited liquidity relating to the Index components may also result in Credit Suisse International (the "Index Sponsor") being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Index could, in turn, result in potential conflicts of interest.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST PAYMENTS — As a holder of the securities, you will not receive interest payments and you will not have rights to receive any payments with respect to the Index components.

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  LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities.

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  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the securities (the "Calculation Agent"), acting as the Index Sponsor (as defined in "Credit Suisse USD Excess Return Three Factor Model Index" below) and the Index Calculation Agent (as defined in "Credit Suisse USD Excess Return Three Factor Model Index" below), and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As the Index Sponsor, Credit Suisse International carries out calculations necessary to promulgate the Index and maintains some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index components' value is unavailable at the time such determination is scheduled to take place. There can be no assurance that any determinations made by Credit Suisse in these various capacities will not affect the value of the securities or the level of the Index. Because determinations made by Credit Suisse in these roles may affect the payment at maturity, potential conflicts of interest may exist between Credit Suisse and you.

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  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the closing level of the Index on any Index Business Day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Index;

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    the time to maturity of the securities;

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    the market price of the Index components;

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    interest and yield rates in the market generally;

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    the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the British pound, the European euro and the Swiss franc;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Index components or interest rate swap or currency markets generally and which may affect the level of the Index; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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  MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its discretion, determine that a Market Disruption Event has occurred (as defined in "Market Disruption Events" below) and that the markets have been affected in a manner that prevents it from determining the level of the Index on any trading day during the term of the securities or from calculating the Redemption Amount. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its discretion, determines that a Market Disruption Event has occurred on the Valuation Date, the Valuation Date and the Maturity Date will be postponed and your return will be adversely affected. No interest or other payment will be payable as a result of such postponement. For further information, see "Market Disruption Events" below.

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  WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES AND ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

Credit Suisse Fortinbras USD Excess Return Three Factor Model Index

        The Credit Suisse Fortinbras USD Excess Return Three Factor Model Index (the "Index") is based on the Credit Suisse Fortinbras Three Factor Model (the "Model") created in cooperation between Credit Suisse International ("CSI" or the "Index Sponsor") and Fortinbras Asset Management ("FAM" or the "Trading Signal Calculation Agent"), a German private partnership which is regulated and authorized by the Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin). The "Index Calculation Agent" is CSI. The Model is based on a proprietary momentum-based algorithm which seeks to identify trends in fixed income markets developed by FAM's principals. The algorithm has been in use since 1989.

        The Index was launched on June 27, 2008 and has been retrospectively calculated starting on January 4, 2000 (the "Index Inception Date"). The Index Inception Value in USD was set at 100.00 on the Index Inception Date (the "Index Inception Value"). The closing level of the Index is calculated by the Index Calculation Agent and published on Bloomberg page "CSFNERUS <Index>" after 3:30 p.m. London time on each Index Business Day (as defined below).

        The Index is an excess return index which tracks the performance of the Model, which seeks to measure changes in the term structure of interest rates, in particular, the level, slope and curvature of the yield curve, in a globally diversified manner. The Model is intended to benefit from interest rate moves by taking exposure to long or short positions in interest rate swap markets in 3 tenors (1-year swaps, 2-year swaps and 5-year swaps) and in 4 different currencies (the Euro ("EUR"), the U.S. Dollar ("USD"), the Swiss Franc ("CHF"), and the British Pound ("GBP")), for a total of twelve interest rate swap positions (each an "Underlying Swap" or an "Index Component"). The daily profit and loss of each Underlying Swap is calculated using the CS Swap Indices. Each of these CS Swap Indices tracks the daily profit and loss that results from entering into a 2 business days forward starting receiver swap and unwinding it the next day.

        The Model is designed to take long or short positions in each of the Underlying Swaps in order to benefit from trends in changes in level, slope and curvature of the yield curve. If a long position is taken ("receiver swap"), a contract is entered into to receive fixed rate payments from the swap counterparty in exchange for making floating rate payments to the swap counterparty. If a short position is taken ("payer swap"), a contract is entered into to make fixed rate payments to the swap counterparty in exchange for receiving floating rate payments from the swap counterparty. In either case, the fixed rate payments are equal to the mid-market par rate of the relevant Underlying Swap ("receiver swap") as traded in the interest rate swap market. Given the ability of the Model to go long or short each position, trends can be exploited regardless of their direction. For instance, by going long on all twelve Underlying Swaps, the Model would be positioned for trends towards lower interest rates across the yield curves. If it were long the 1-year Underlying Swaps but short the 2 and 5-year Underlying Swaps, the Model would benefit from a trend towards a steeper yield curve or a parallel shift to higher interest rates across the whole yield curve.

The Three Factor Model

    Model Description

        The Index tracks the performance of the Model which generates signals to take long or short positions in 1-year, 2-year and 5-year interest rate swaps in the EUR, USD, GBP and CHF currencies, totaling twelve positions altogether. Each of these positions is long or short depending on whether that specific market is rising or falling.

        In identifying the upwards or downwards movements of markets, the Model essentially employs a volatility-modified channel-breakout methodology. Specifically, the Model compares the current price, P, of a market at time, t, with the development of historical prices within a reference period.

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    If P(t) is higher than the maximum price for the reference period then it is an indication that the market is rising; consequently a long signal is generated.

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    If P(t) is lower than the minimum price for the reference period then it is an indication that the market is falling, and a short signal is generated.

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    If P(t) is neither higher than the maximum price nor lower than the minimum price, then no signal is generated, and the previous day's position is simply carried over. As a consequence, the Model will be long a market until a downward trend is identified in such market and henceforth short a market until an upward trend is identified in such market.

        The Model is always either long or short in each of the 12 Underlying Swaps.

        The reference period is adjusted with the volatility of the underlying market. Generally, if the volatility of a market is higher the algorithm is more sensitive to changes, and if the volatility of a market is lower the algorithm is less sensitive.

    Currencies and Tenors of Underlying Swaps

        The Model provides a long or short signal (or no signal if P(t) is neither higher than the maximum price nor lower than the minimum price) for each Underlying Swap in the table below on a daily basis. The Weights for each Underlying Swap included in the Index (the "Weights") are fixed at the values set out in the table below. The differing weights for each tenor (1-year, 2-year and 5-year) are intended to normalize the effects of a move (either positive or negative) in such market on the value of the Index. The CS Swap Indices track the value of the Underlying Swaps. The sum of the Weights in each currency is equal to 100%. The weighted performance of each Underlying Swap is aggregated to determine the total profit and loss on a daily basis. The total profit and loss is taken into account in determining the closing level of the Index.

Position	Underlying Swap	Weight	Signal for Position
1	USD 1-year	57.144%	Long (+1) or Short (-1)
2	USD 2-year	28.572%	Long (+1) or Short (-1)
3	USD 5-year	14.284%	Long (+1) or Short (-1)
4	EUR 1-year	57.144%	Long (+1) or Short (-1)
5	EUR 2-year	28.572%	Long (+1) or Short (-1)
6	EUR 5-year	14.284%	Long (+1) or Short (-1)
7	GBP 1-year	57.144%	Long (+1) or Short (-1)
8	GBP 2-year	28.572%	Long (+1) or Short (-1)
9	GBP 5-year	14.284%	Long (+1) or Short (-1)
10	CHF 1-year	57.144%	Long (+1) or Short (-1)
11	CHF 2-year	28.572%	Long (+1) or Short (-1)
12	CHF 5-year	14.284%	Long (+1) or Short (-1)

        The Weights for each Underlying Swap are rounded to 3 digits.

        With respect to the currency of an Underlying Swap, the "currency spot mid fixings" are calculated daily at Credit Suisse London Closing Time (the "FX Fixings"). The applicable FX rate will be calculated based on the following currency pairs (first currency/second currency): EUR/USD, GBP/USD, USD/CHF whereby the rates are quoted with "X" units of the second currency per 1 unit of the first currency.

        The balance between the different currencies is reset on the first Index Business Day of each year (the "FX Rebalancing Date") such that each of the 4 currencies represents the same USD equivalent amount based on the respective FX Fixing on the FX Rebalancing Date.

Index Construction

    Methodology

        The Index was launched on June 27, 2008 and has been retrospectively calculated starting on January 4, 2000 (the "Index Inception Date"). The Index Inception Value in USD was set at 100.00 on the Index Inception Date (the "Index Inception Value").

        The "Swap Portfolio" is composed of the twelve "Underlying Swaps" that are used for the calculation of the Index, as listed in the table above. With respect to each Underlying Swap, the "Swap Fixing" is the relevant par swap rate for a receiver swap with 2 business days plus the respective settlement lag forward start calculated at Credit Suisse London Closing Time. These Swap Fixings are mid levels and quoted using the market convention.

        The following definitions are the "Interest Rate Swap Conventions" as used by the Index. "Fixed Leg Frequency" means, with regard to any Underlying Swap which is a constituent of the Index, the frequency with which payments are made by the fixed rate payer. The fixed rate payer is the swap counterparty who pays a fixed rate in exchange for a floating rate payment. "Floating Leg Frequency" means, with regard to any Underlying Swap which is a constituent of the Index, the frequency with which payments are made by the floating rate payer. The floating rate payer is the swap counterparty who pays a floating rate in exchange for a fixed rate payment. The Interest Rate Swap Conventions are the standard conventions under the 2006 International Swaps and Derivatives Association ("ISDA"), and are subject to change by ISDA.

        For USD, the Fixed Leg Frequency is semi-annually and the day count fraction is 30/360. The Floating Leg Frequency is quarterly and the day count fraction is actual/360. The business day convention is Modified Following. Business days are New York and London. The settlement lag is 2 business days following the trade date.

        For EUR, the Fixed Leg Frequency is annually and the day count fraction is 30/360. The Floating Leg Frequency is semi-annually (except for the 1-year swap, which is quarterly) and the day count fraction is actual/360. The business day convention is Modified Following. Business days are Trans-European Automated Real-Time Gross Settlement (TARGET). The settlement lag is 2 business days following the trade date.

        For GBP, the Fixed Leg Frequency is semi-annually (except for the 1-year swap, which is annually) and the day count fraction is actual/365. The Floating Leg Frequency is semi-annually (except for the 1-year swap, which is quarterly) and the day count fraction is actual/365. The business day convention is Modified Following. Business days are London. The settlement lag is 0 business days following the trade date.

        For CHF, the Fixed Leg Frequency is annually and the day count fraction is 30/360. The Floating Leg Frequency is semi-annually (except for the 1-year swap, which is quarterly) and the day count fraction is actual/360. Business day convention is Modified Following. Business days are Zurich. The settlement lag is 2 business days following the trade date.

    CS Swap Indices

        The CS Swap Indices track the value of the Underlying Swaps included in the Index's Swap Portfolio with constant maturity. The CS Swap Indices are calculated as excess return indices in their respective local currencies, and are based on 2 day forward starting receiver swaps to be unwound one day later. The resulting profit / loss from the unwind of the respective swap is added on the same day to the previous CS Swap Index level SIi(t-1) and a new 2 day forward starting receiver swap is entered into at the par rate (mid level with zero market value) based on the notional reflecting the new Swap Index level SIi(t).

        Expressed as a formula, the CS Swap Index level SIi(t) for Underlying Swap i = 1,...,12 (each, a "swap index level") is determined by the Index Calculation Agent in local swap currency and calculated as follows:

        SIi(t) = SIi(t-1)×(1+MTMi(t-1,t))

        where:

        t    denotes the business day for Underlying Swap i as defined in the Interest Rate Swap Conventions;

        t-1 denotes the preceding business day for Underlying Swap i as defined in the Interest Rate Swap Conventions; and

        MTMi (t-1,t) denotes the Mid Mark-to-Market of the Underlying Swap i expressed as a percentage on its notional on business day t at the Index Rebalancing Time for a receiver swap with a 1-business day plus the respective settlement lag forward start. The Swap Fixing of this Underlying Swap i is calculated for the immediately preceding business day t-1 on a receiver swap with a 2 business days plus the respective settlement lag forward start at the respective Index Rebalancing Time as the mid par rate.

        If an Index Business Day t* is not a business day for the Underlying Swap i then the level of the Swap Index SIi (t*) is defined as the value from the last business day for the Underlying Swap i:

        SIi(t*) = SIi(t-1)

        where:

        t* is an Index Business Day but not a business day for Underlying Swap i as defined in the Interest Rate Swap Conventions; and

        t-1 is the last Business Day for the Underlying Swap i as defined in the Interest Rate Swap Conventions.

        All swap indices were set to 100.00% on January 4, 2000.

        The swap indices values SIi(t-1) will be rounded to 6 decimal places and all subsequent swap index values refer to the preceding rounded swap index value.

Calculation of the Index

        On any Index Business Day, the "closing level" of the Index is the product of (i) the closing level of the Index for the previous Index Business Day and (ii) one plus the profit or loss for that Index Business Day, net of fees. Expressed as a formula, for each Index Business Day t, the closing level of the Index ER(t) is determined by the Calculation Agent and calculated as follows:

        ER(t) = ER(t-1)×(1+PL(t)-FF(t))

        where:

        PL(t) is the daily profit or loss expressed as a percentage of the Index of the sum of the 12 Underlying Swaps i; and

        FF(t) is the Fixed Fee, calculated daily as a percentage of the Index.

        The daily profit and loss PL(t) is calculated as:

        where:

        wi (t-1) = denotes the fixed Weight i for Underlying Swap i;

  T FX Rebalancing Date denotes the FX Rebalancing Date;

  sigi (t-1) = +1 or -1 denotes the signal provided by the Trading Signal Calculation Agent to go long / short the Underlying Swap i at time t-1 (+1 means that the Index tracks a long receiver swap position);

  SIi(t) denotes the Swap Index for Underlying Swap i at Index Business Day t;

        FXi(t) denotes the FX Fixing of respective currency of Underlying Swap i at Index Business Day t (1 unit of USD versus "X" units of currency of Underlying Swap i); and

        BOi(t) denotes the fixed Signal Change Cost as defined below for Underlying Swap i only for days t where a change of signal is effected.

        The "Fixed Fee" FF(t) is calculated daily based on the notional of Index ER(t-1) as 0.60% p.a.:

        FF(t) = 0.60% × Number_Calendar_Days(t-1,t)/365

        where:

        Number_Calendar_Days(t-1,t) is the number of calendar days in calculation period t-1 and t.

        "Signal Change Costs" (BOi (t)) are the costs as an upfront amount for the Underlying Swap i that are required to switch between positions when a change of signals to go long (short) from a previously short (long) Underlying Swap Position i is effected. These Signal Change Costs are levied separately to the Fixed Fee for any new long or short position on an Underlying Swap resulting from a change in signal from -1 to +1 or vice versa. Signal Change Costs are incorporated into the daily profit and/or loss calculation, as shown in the formula for PL(t).

        Signal Change Costs are fixed as shown in the table below:

Position	Underlying Swap	BOi(t)
1	USD 1-year	0.01%
2	USD 2-year	0.02%
3	USD 5-year	0.05%
4	EUR 1-year	0.01%
5	EUR 2-year	0.02%
6	EUR 5-year	0.05%
7	GBP 1-year	0.02%
8	GBP 2-year	0.04%
9	GBP 5-year	0.10%
10	CHF 1-year	0.02%
11	CHF 2-year	0.04%
12	CHF 5-year	0.10%

        The closing levels of the Index will be rounded to 6 decimal places when published and all subsequent closing levels of the Index refer to and are calculated using the preceding rounded closing level.

Publication of the Index

        The Index Calculation Agent retains the right to delay publication of the closing level of the Index if it believes there are circumstances that prevent the correct calculation of the Index.

        The closing level of the Index will be calculated by the Index Calculation Agent and published on Bloomberg page "CSFNERUS <Index>" after 3:30 p.m. London time on each Index Business Day.

Suspension of the Index

    Index Disruption

        Where, in the determination of the Index Sponsor, an Index Disruption Event has occurred or is continuing in respect of any Index Business Day (a "Disrupted Valuation Day"), the Index Sponsor may in respect of such Disrupted Valuation Day (i) suspend the calculation and publication of the closing level of the Index, and/or (ii) determine the closing level of the Index on the basis of estimated or adjusted data and publish an estimated level of the closing level of the Index (the "Suspended Alternative Index Level"). The Index Sponsor may, following such Disrupted Valuation Day, take any action including but not limited to, using the most recent signals received, designating alternative price sources, using alternative exchange rate calculations, adjusting the interest rate swap conventions, reconstituting the Index (e.g., changing Weights and/or FX Fixings), temporarily closing-out or suspending swap positions, or discontinuing publication of the closing level of the Index.

    Index Disruption Events

        In the determination of the Index Sponsor, the following events are each an "Index Disruption Event":

        (a) the ability of the Index Calculation Agent to determine the market value of an Underlying Swap for the purposes of calculating the Index is adversely affected or a Change in Law that affects the Index adversely;

        (b) any event that disrupts or impairs (as determined by the Index Sponsor) the ability of market participants in general to effect transactions in or to value an Underlying Swap;

        (c) an event resulting in a breakdown in any means of communication or a procedure normally used to enable the determination of the closing level of the Index or to receive signals under the Model from the Trading Signal Calculation Agent, or any other event, in the determination of the Index Sponsor, that prevents the prompt or accurate determination of the closing level of the Index or leads the Index Sponsor to conclude that as a consequence of any such event that the last reported closing level of the Index should not be relied upon;

        (d) the Index Sponsor determines there has been a Change in Law; or

        (e) the failure, suspension, or postponement of the Trading Signal Calculation Agent through the Model to provide a signal to the Index Calculation Agent on the relevant day.

In the event that a Swap Index level published by the Index Calculation Agent is amended after it is initially published, but before the publication of the following business day's closing fixings, the amended rate will be considered the official fixing rate and used in all applicable calculations.

Definitions

        "Change in Law" means (A) the adoption of or any change in applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including action taken by a taxing authority) which, in the determination of the Index Calculation Agent (in its sole discretion) would (i) make it illegal for the Index Calculation Agent to perform its duties or (ii) will cause the Index Calculation Agent to incur a materially increased cost in performing its obligations under the Index rules (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position).

        "Credit Suisse London Closing Time" is to be expected 3:30 p.m., London Time.

        "Index Business Day" means a day that is a New York Business Day, a London Business Day, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) is open, and a date on which the closing level of the Index, in USD is calculated and published.

        "Closing Level" means on any Index Business Day, the USD value of the Index, as published by the Index Calculation Agent on Bloomberg page "CSFNERUS <Index>" after 3:30 p.m. London time on such Index Business Day, according to calculation herein.

        "Index Rebalancing Time" means Credit Suisse London Closing Time, to be expected around 3:30 p.m. London Time on each Index Business Day.

        "Modified Following" means, as defined in the 2006 ISDA conventions, if the relevant date would otherwise fall on a day that is not a business day, it is adjusted to the first following day that is a business day, unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a business day.

Role of the Index Sponsor

        Unless otherwise specified, CSI will make all calculations, determinations, amendments, interpretations and selections in respect of the Index. CSI (including its officers, employees and delegates) will have no responsibility for good faith errors or omissions in its calculations, determinations, amendments, interpretations and selections as provided in the Index rules. The calculations, determinations, amendments, interpretations and selections of CSI will be made in accordance with the Index rules by CSI, acting in its sole discretion.

        CSI is the Index Sponsor and as such CSI may transfer or delegate to another entity, at its discretion, the authority associated with the role of Index Sponsor or Index Calculation Agent under the Index rules.

        CSI retains the final discretion as to the manner in which the Index is calculated and constructed. Furthermore, CSI is the final authority on the Index and the interpretation and application of the Index rules.

        CSI may supplement, amend (in whole or in part), revise or withdraw the Index rules at any time in order to address errors, ambiguities or omissions. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Index is calculated or constructed and may affect the Index in other ways. Without prejudice to the generality of the foregoing, CSI may determine that a change to the Index rules is required or desirable in order to update the Index rules or to address an error, ambiguity or omission. The Index rules may change without prior notice.

Use of Proceeds and Hedging

        We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

        The following graphs set forth performance of the Credit Suisse Fortinbras USD Excess Return Three Factor Model Index. The first graph illustrates the performance of the Index from January 4, 2000 through June 27, 2008 calculated on a retrospective basis. The second graph illustrates the actual performance of the Index since its inception on June 27, 2008 to January 5, 2009. The closing level of the Index on January 5, 2009 was 145.1442. We obtained the closing levels of the Index below from Bloomberg.

        Because the Index was created only on June 27, 2008, the Index Sponsor has retrospectively calculated the levels of the Index based on actual historical interest rate swap prices on all dates prior to June 27, 2008 using the same methodology described above. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to June 27, 2008.

        The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Index will result in any return of your investment.

Retrospective Calculation of Performance of the
Credit Suisse Fortinbras USD Excess Return
Three Factor Model Index from January 4, 2000 -
June 27, 2008

Historical Performance of the Credit Suisse
Fortinbras USD Excess Return Three Factor
Model Index from June 27, 2008 - January 5, 2009

Market Disruption Events

        The following provisions replace in their entirety the provisions set out under "Description of the Securities — Market disruption events" in the accompanying product supplement 2A.

        If the Calculation Agent determines that a Market Disruption Event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding Index Business Day on which the Calculation Agent determines that no Market Disruption Event exists, unless the Calculation Agent determines that a Market Disruption Event exists on each of the five Index Business Days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding Index Business Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event, and (b) the Calculation Agent will determine the closing level for the Index on that deemed Valuation Date using the formula for, and method of calculating, the closing level of the Index last in effect prior to the commencement of the Market Disruption Event, using the level of each Index constituent or, if trading in the relevant constituents has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the level of each constituent that would have prevailed but for such suspension or limitation, on that deemed Valuation Date (subject to the provisions described under "Adjustments to the calculation of a reference index" in the accompanying product supplement 2A).

        In the event that a Market Disruption Event exists on the Valuation Date, the Maturity Date of the securities will be the fifth Index Business Day following the day on which the closing level for the Valuation Date has been calculated.

        A "Market Disruption Event" is any event that results in the failure of the Index Sponsor to calculate and publish the closing level of the Index on any Index Business Day.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of less than one year, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain and, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time. Such gain or loss generally would be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this term sheet. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

We expect that delivery of the securities will be made against payment for the securities on or about the January 30, 2009, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

For further information, please refer to "Underwriting" in the accompanying product supplement.

Credit Suisse